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     The following is a transcript of the investor conference call held by TD Banknorth Inc. on November 20, 2006.

TD BANK FINANCIAL GROUP AND TD BANKNORTH AGREE TO
GOING-PRIVATE TRANSACTION
CONFERENCE CALL
MONDAY NOVEMBER 20, 2006
DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TD BANKNORTH INC’S AND TORONTO-DOMINION BANK’S (“TD”) CONFERENCE CALLS AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION

This transcript contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s and TD Banknorth’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2005 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
          In connection with the proposed merger, TD Banknorth will file a proxy statement with the Securities and Exchange Commission. Stockholders of TD Banknorth are urged to read the proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
          TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2005, which was filed with the Securities and Exchange Commission on December 12, 2005, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement, the Schedule 13E-3 transaction statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

CORPORATE PARTICIPANTS

Ed Clark	President & CEO, TD Bank Financial Group
Colleen Johnston	EVP, TD Bank Financial Group
Bill Ryan	CEO, TD Banknorth
CONFERENCE CALL PARTICIPANTS

Michael Goldberg	Desjardins Securities – Analyst
Darko Mihelic	CIBC World Market – Analyst
Ian DeVerteuil	BMO Nesbitt Burns – Analyst
Mario Mendonca	Genuity Capital Markets – Analyst
Brad Smith	Blackmont
PRESENTATION — TD BAKNORTH

Good morning, ladies and gentlemen, and welcome to the TD Bank conference call. While in the presentation, we will conduct a question and answer session. Instructions will be provided at that time for questions. If anyone has any difficulties here in the conference, press star and zero for assistance. This conference call is being recorded on November 20, 2006 at 9:30 eastern time. I will now turn the conference over to the director of Investor Relations.

Jeff Nathanson, Investor Relations, TD Banknorth
Good morning and welcome to a conference call to discuss this morning’s announcement. The following discussion may include forward-looking statements; actual results could differ materially from those in the statements. For more detail certain of the factors that could cause them to differ from the forward-looking statements. References made to our most annual report on Form 10-K and the press release which we issued this morning. Let me turn the call over to Mr. William J Ryan of TD Banknorth.

Bill Ryan, TD Banknorth
Good morning. What I want to do this morning is announce to you a going-private transaction for TD to acquire the remaining outstanding shares of TD Banknorth for $32.33 in an all cash transaction. As you remember, when we entered into the agreement in 2004 to sell 51% of Banknorth to TD. We certainly were aware that our plans were to have, TD to buy the rest of the shares at some later date, we didn’t know when the date was and we assumed it would happen. I have to tell you there has been a very good and strong working agreement with TD over the last year and a half. I think we both have great mutual respect for each other and what we are trying to accomplish. I am pleased to announce we reached an agreement to buy out the minority of the shareholders. I have to remind you too under the terms of the shareholder’s agreement structured in 2004, in the first two years of us being part of TD, they would have to be invited in by an independent come committee of the board. That independent committee is made of four directors and they have to invite TD in to make an offer to the company and the designated independent committee’s director has done that obviously.
They have legal counsel and they have investment bankers as financial advisors and so, they have been in a good position to evaluate banking environment in America. Today, for the near future, and also to evaluate a fair transaction; from the standpoint of price. This transaction was reviewed by the full board yesterday and it was a unanimous decision to support the decision and recommendation to move forward from the independent directors. As you think about this, I don’t think anybody should be surprised at this transaction.

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Slide 1&2
You might have thought it would have taken shorter time or longer time but it is consistent with what we told you before, that our thoughts were at some point Toronto Dominion would own all of TD Banknorth and that’s the case. We have some slides out there I want to share with you, and we will take questions afterward. If you go to slide two, that’s the lawyer’s language on forward-looking statements. I will take you right through that and go to slide three. It is really a straightforward transaction.
Slide 3
Valued at $32.33. And transaction value $3.2 billion. Its 100% cash deal. Obviously there will be requirements of regulatory bodies. And we will go through the normal process in getting those shareholder approvals and regulatory approvals. And there will be a shareholder’s meeting scheduled for early next year and the minority shareholders will get an opportunity to vote for or against this transaction and we expect the transaction will get closed in the March to April time frame of 2007.
Slide 4
If you then go to page 4, probably the question on most people’s minds would be why go private now? We think as management and directors of TD Banknorth that this represents the best option for the minority shareholders to get them fair value law for the company today. This has been and will continue to be and I have been very vocal on this at this at meetings, that this is a difficult banking environment with a yield curve and $32.33 represents a very fair price today. Knowing that this market environment is not going to get better in the near future. We have margin compression and intense competition for loans and deposits and as I mentioned before the yield curve. We always try to protect our shareholders from the events and certainly this was important for us to put this transaction together. We have at conferences had a number of our minority shareholders mention to us. Why won’t TD take you out sooner than later. Certainly we think about what our shareholders tell us and this is part of the consideration in going and hearing our shareholders say we would rather it happen sooner than later. We think the cash price is fair. Cash takes out of the realm stock fluctuations in the next few months and there is no uncertainty to the price based on how they move forward over the next few months and again, what I would say it is a very difficult banking environment and should continue certainly for the near future.
Slide 5
If you go to page 5. You will see the normal transaction pricing and comparables. As you look through it, it is 22x GAAP earnings and 14.4x cash earnings and 15.8x by 2007 earnings and the footnote says if you take the lower end of the guidance at 2.05, that’s where you get that number. Its priced at tangible book at 4.12.
Premium and core deposits of 24.1% and a premium to the Friday’s price of 6.5% on our stock. Our stock has been trading in a narrow band over the last year. I have almost had a sense sometimes the stock is not trading on the basis of our earnings but trading on the base I say of some day we will be taken over by Toronto Dominion and there may have been in the existing stock price of late some potential value for future considerations for the sale of the company. So those are the numbers you see on page 5. If you moved to page 6. What is important is the next step and we are obviously anticipating our shareholder’s meeting in early 2007.
I don’t know that date yet. We will get into the date in the very near future. That shareholder vote will occur on that date and the closing should occur, we assume in the March or April time frame. This is a transaction we think that will allow again our shareholders to get paid in a difficult banking environment that we don’t see getting better in the near future. We wanted to make sure from a shareholder’s standpoint, that the shareholder’s know it was done in an independent way. And management did not participate in any way in the negotiation of this transaction and that was our plan from the beginning when we sold 51% of TD and we thought it was important for the shareholders to be represented by an independent committee and not including any management people and that is chaired by Kevin Condron and so we are very pleased with being able to do this transaction that would make peel feel it is done in a very independent forum without the benefit of management who continues to operate as the company continues to move forward. So, it is pretty straight forward transaction. We think its a fair price. We are happy to recommend it to you today. And before we take questions, let me ask Peter Verrill, if he would like to add anything to this. Peter, do you have any comments you would like to add.

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Peter Verrill, TD Banknorth
Thank you, Bill. Two comments. One, this was approved by the independent directors and the full board. We did receive a fairness opinion from Sandler O’Neill and partners for the full board and that fairness opinion was relied upon heavily during the discussion and voting.
And second comment I would make and their opinion did say it was a fair price. And the second comment I would make is that a number of senior management people were asked and agreed to waive certain rights that otherwise would have triggered an acceleration of change control payments. We did not believe the senior management that that was in the best interest of the deal.
So we waived our right to do that and therefore, our senior management is getting no benefit as a result of the transaction.

Bill Ryan, TD Banknorth
Thank you, Peter. We will open it up to questions from our shareholders.

Operator
We will now conduct a question and answer. If you have a question, press the star followed by one on the touch-tone phone. You will hear a tone acknowledging your request. The questions will be polled in the order you received.
Your first question comes from Michael Goldberg. Please go ahead.

Michael Goldberg, Analyst, Desjardins
My question is, aside from the difficult banking environment, are you satisfied with how business is going? Particularly, Loan and deposit growth in the mid Atlantic and the success of the bank freely campaign.

Bill Ryan, TD Banknorth
Yes, we are. We are pleased with the campaigns and how they are going. The issue is obviously deposit pricing is higher than we had expected based on looking at it last year. And loan pricing is coming in a little bit lower but we are growing the loans and deposits and feel comfortable, the retail strategy of the company will be in place in the future and we are in pretty good shape. Mid Atlantic with the recent acquisitions, we are pleased with those acquisitions and they have the rest of the standard and loan. No hidden agendas and we are having success doing that.

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Michael Goldberg, Analyst, Desjardins
If I could follow up, at the time that the bank was roll dollars, you thought the likelihood was low, that anybody else would copy the offering and yet, you know, PNC did. What impact has that had?

Bill Ryan, TD Banknorth
It has no impact. They have not matched the offer. They rear a minimum of $2,500. We require no minimum. So they are mirroring our product and it really isn’t the same and customers when they go into PNC are finding out if they don’t have a minimum of $2,500. They are going to be charged for the transactions. So really in our eyes, people have come out and tried to copy it. No one is duplicating it. We opened more than 15,000 new accounts which was our plan. And we are feeling good. No one has come out and done exactly what we are doing.

Michael Goldberg, Analyst, Desjardins
Thanks a lot.

Bill Ryan, TD Banknorth
Thank you, Michael.

Operator
Ladies and gentlemen, if there are any additional questions at this time press the star followed by the one. As a reminder if you are using the speaker phone, employees lift the handset before pressing the keys. There are no further questions at this time.

Jeff Nathanson, TD Banknorth
So, if there are no further questions at this time. We will take a five minute break and reconvene at 9:50 for TD Bank Financial Group to present the transaction from their perspective. Thank you.

Operator
Ladies and gentlemen, this concludes the first part of the conference call. Employees stand by. You will be listening to music on hold until the second portion.

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